UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A
Amendment No.1

CURRENT REPORT
Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

May 25, 2011
Date of report (Date of earliest event reported)

Arête Industries, Inc.
 (Exact name of registrant as specified in its charter)

Colorado	33-16820-D	84-1508638
(State of other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

P. O. Box 141, Westminster, CO 80036
 (Address of principal executive offices, including zip code)

(303) 427-8688
 (Registrant's telephone number, including area code)

N/A
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_|	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_|	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_|	re-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_|	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement;

As reported in the Company’s Form 8-K filing dated May 25, 2011, and filed with the Securities and Exchange Commission on May 31, 2011, Arête Industries, Inc. (the “Company”) entered into a Purchase and Sale Agreement and other related agreements and documents with the Tucker Family Investments, LLLP, DNR Oil & Gas, Inc. (“DNR”), and Tindall Operating Company (collectively, the “Sellers”) for the purchase of certain oil and gas operating properties in Colorado, Kansas, Wyoming, and Montana (collectively, the “Original Purchase and Sale Agreement”).  DNR is owned by a director of the Company, Charles B. Davis.  The consideration for the purchase was determined by arms-length bargaining between management of the Company and Mr. Davis, and the Company used reports of independent engineering firms to analyze the purchase price.   As reported, the base purchase price for the properties was $10 million, of which the Company paid a nonrefundable down payment of $500,000 and the remaining $9.5 million was financed by the Sellers pursuant to a promissory note due July 1, 2011.  As also reported in the May 25, 2011 Form 8-K, the Company was seeking financing to pay the promissory note.

The Company was unable to arrange the funding to pay the $9.5 million promissory note due on July 1, 2011, and therefore, the note was not paid.   On July 29, 2011, the Company and Sellers entered into an Amended and Restated Purchase and Sale Agreement regarding the acquisition by the Company of the oil and gas properties. The material terms of the agreement are a base purchase price for the properties of $11 million to be paid by an initial payment of Nine Hundred Thousand and 00/l00 Dollars ($900,000.00), comprised of (i) a credit in the amount of Five Hundred Thousand and 00/l00 Dollars ($500,000.00) previously paid by Buyer in connection with the Original Purchase and Sale Agreement; and (ii) Four Hundred Thousand and 00/l00 Dollars ($400,000.00) in immediately verifiable funds contemporaneously with the execution of the Agreement. The entire amount of the Initial Payment is non-refundable under any circumstances. The remaining principal balance of the base purchase price in the amount of Ten Million One Hundred Thousand and 00/l00 Dollars ($10,100,000.00), together with interest at the monthly interest rate of Eighty Three Hundredths of One Percent (0.83%), will be paid to Sellers in three monthly payments, with $3,700,000.00 due August 15, 2011, and $3,200,000.00 due on each of September 15, 2011 and October 15, 2011.  The properties proposed to be purchased will be assigned to the Company only upon payment in full of the base purchase price.

Potential additional purchase price payments would be due under the following circumstances.  If the Company increases is proven producing net oil reserves or net gas reserves by drilling or recompletion on certain of the acquired properties in Colorado and Kansas, then the Company will pay $250,000 for every 20,000 bbl or 150,000 mcf increase respectively, which amount will be increased by a factor if the Nymex prices for oil or gas stay above a specified price floor for more than 60 days.  Cumulative payments under the additional purchase price factor for the Colorado and Kansas properties are limited to $5 million.  The Company will also make similar payments to Sellers if the Company increases reserves in the Wyoming properties, and the Company will make additional payments under a formula by which Sellers and the Company will share proceeds of sales or production from untapped formations on the properties to be acquired in Wyoming.  Cumulative payments under the additional purchase price factor for the Wyoming properties are limited to $20 million The aggregate of all additional purchase price payments from all factors is capped at $25 million.

The Company’s ability to pay the base purchase price will depend upon its ability to raise the necessary funds, and there is no assurance that the Company will be able to raise the necessary funds.

The Company also has an agreement for the right to receive a portion of the proceeds from sale of certain of the properties that could be sold before payment in full of the base purchase price and assignment of the properties to the Company. If those properties are sold by the Sellers prior to being assigned to the Company, the Company’s share of sales proceeds will be credit against the base purchase price owed.  A copy of the Purchase and Sale Agreement is filed herewith as Exhibit 10.7.

Section 9.    Financial Statements and Exhibits

Item 9.01    Financial Statements and Exhibits

a)   Financial statements of businesses acquired.

As noted in Item 1.01 above, the transaction contemplated by the Original Purchase and Sale Agreement was not completed and the Company and Sellers have entered into an Amended and Revised Purchase and Sale Agreement dated July 29, 2011.  Thus, the financial statements that were required under this Item to be filed by amendment to the original Form 8-K dated May 25, 2011 are no longer required.  However, the Financial statements required under this Item due to the entry into the Amended and Restated Purchase and Sale Agreement shall be filed by amendment to this Amended Current Report on Form 8-K no later than 71 calendar days after July 29, 2011.

(b)        Pro forma financial information.

As noted in Item 1.01 above, the transaction contemplated by the Original Purchase and Sale Agreement was not completed and the Company and Sellers have entered into an Amended and Revised Purchase and Sale Agreement dated July 29, 2011.  Thus, the financial statements that were required under this Item to be filed by amendment to the original Form 8-K dated May 25, 2011 are no longer required.  However, in accordance with Item 9.01(a) (4) of Form 8-K, the pro forma financial information required under this Item due to the entry into the Amended and Restated Purchase and Sale Agreement shall be filed by amendment to this Amended Current Report on Form 8-K no later than 71 calendar days after July 29, 2011.

(b)	Exhibit No.	Exhibit Title.

	Exhibit 10.7	Amended and Restated Purchase and Sale Agreement dated July 29, 2011

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ARETE INDUSTRIES, INC.

Date: August 4, 2011	By: /s/ Donald W. Prosser
Name: Donald W. Prosser
Title: CEO and Director
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